Exhibit 3.1

UNOFFICIAL ENGLISH TRANSLATION OF

THE DEED OF AMENDMENT OF:

FRANK’S INTERNATIONAL N.V.

The attached document is an unofficial English translation of the deed of amendment to the articles of association of Frank’s International N.V., having its corporate seat in Amsterdam, executed on August 13, 2013.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Netherlands text will by law govern.

INDEX

CHAPTER I
Definitions
Article 1 Definitions

CHAPTER II
Name. Corporate seat. Objects
Article 2. Name and corporate seat
Article 3. Objects

CHAPTER III
Capital and shares. Register of shareholders
Article 4. Authorized capital
Article 5. Quality Requirement. Conversion of Convertible Preferred Shares
Article 6. Register of shareholders

CHAPTER IV
Issue of shares. Repurchase of shares. Capital reduction
Article 7. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights
Article 8. Payment for shares. Payment in cash. Non-cash Contribution
Article 9. Repurchase of shares
Article 10. Capital reduction

CHAPTER V
Transfer of shares. Usufruct. Pledge
Article 11. Transfer of shares
Article 12. Usufruct
Article 13. Pledge
Article 14. Acknowledgement pledge

CHAPTER VI
Board of managing directors
Article 15. Board of managing directors
Article 16. Suspension and dismissal
Article 17. Board compensation
Article 18. Decision-making. Division of duties
Article 19. Representative authority
Article 20. Approval of board resolutions
Article 21. Absence or inability to act

CHAPTER VII
Board of supervisory directors
Article 22. Number of members
Article 23. Appointment
Article 24. Suspension and dismissal.
Article 25. Remuneration
Article 26. Duties and powers
Article 27. Decision-making

CHAPTER VIII
Annual accounts. Profits
Article 28. Financial year. Drawing up the annual accounts
Article 29. Auditor
Article 30. Presentation to the shareholders. Availability. Adoption
Article 31. Publication
Article 32. Profits

CHAPTER IX
General meetings
Article 33. Annual general meeting
Article 34. Extraordinary general meetings

Article 35. Convocation. Agenda
Article 36. Place of the meetings
Article 37. Imperfect convocation general meeting
Article 38. General meeting chairman
Article 39. Minutes
Article 40. Rights exercisable during a meeting. Admission
Article 41. Decision making. General meeting
Article 42. Resolutions passed outside a meeting

CHAPTER X
Amendment to the articles of association. Liquidation
Article 43. Amendment to the articles of association and dissolution
Article 44. Liquidation

CHAPTER XI
Indemnification and hold harmless clause
Article 45. Indemnification and hold harmless clause

CHAPTER XII
Transitional provision
Article 46. Transitional provision

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AMENDMENT TO THE ARTICLES OF ASSOCIATION

FRANK’S INTERNATIONAL N.V.

This day, the thirteenth day of August two thousand and thirteen, appeared before me, Pauline Francisca Maria van Leeuwen, Esq., candidate civil law notary, hereinafter referred to as the “civil law notary”, as substitute of Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam:

Anne Eva Klein Obbink, Esq., born in Nieuwegein, The Netherlands on the twenty-sixth day of January, nineteen hundred and eighty-eight, for these purposes electing as her place of residence the office of the aforementioned notary, J.J. Viottastraat 52, 1071 JT Amsterdam, The Netherlands, holder of the Netherlands passport with number NN7KJL8P6.

The appearing person declared as follows:

I.	PRESENT ARTICLES

The articles of association of Frank’s International N.V., a limited liability company organized and existing under the laws of the Netherlands, having its corporate seat in Amsterdam, The Netherlands, with address Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered with the trade register under number 34241787 (the “Company”), have most recently been amended by the deed executed before a substitute of Tjien Hauw Liem, Esq., civil law notary officiating in Amsterdam, on the eighth day of August two thousand and thirteen.

II.	RESOLUTION TO AMEND THE ARTICLES OF ASSOCIATION

According to the attached written resolution (the “Resolution”), the Company’s general meeting of shareholders has resolved to amend the Company’s articles of association and to authorize the appearing person to have this deed executed and to sign it.

III.	AMENDMENT OF THE ARTICLES OF ASSOCIATION

Pursuant to the Resolution, the Company’s articles of association are amended in such a manner that the articles of association shall henceforth read as follows:

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ARTICLES OF ASSOCIATION

CHAPTER I

Definitions

Article 1 Definitions

In these articles of association, the following terms shall mean:

a.	Affiliate: of any specified person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person (control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing);

b.	annual accounts: the balance sheet and profit and loss account plus explanatory notes of the company;

c.	auditor: a registered accountant or any such other accountant as referred to in article 2:393 of the Netherlands Civil Code, or any organization in which such accountants co-operate;

d.	beneficially owns: the ability, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to (i) vote, or to direct the voting of, a security or (ii) dispose, or to direct the disposition of, a security;

e.	depositary receipts: depositary receipts for shares in the company. Unless the context proves otherwise, such receipts include depositary receipts issued both with and without the company’s cooperation;

f.	Family Member: a spouse, lineal ancestor, lineal descendant, legally adopted child, brother or sister of a person, or a lineal descendant or legally adopted child of a brother or sister of a person;

g.	FICV: Frank’s International C.V., a limited partnership established under the laws of the Netherlands;

h.	general meeting: the general meeting of the company;

i.	MH: Mosing Holdings, Inc., a company established under the laws of the state of Delaware, United States of America, with its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801, United States of America;

j.	MH CV Portion: a proportionate part of the limited partner interest which shall be held by MH in FICV, equal to the total limited partner interest in FICV held by MH divided by the total number of issued and outstanding Convertible Preferred Shares;

k.

Mosing Family: collectively, MH, FWW B.V., a private limited liability company organized and existing under the laws of the Netherlands, Ginsoma Family C.V., a limited partnership established under the laws of the Netherlands and each of the persons

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listed on Exhibit A hereto and each of their Affiliates, Family Members or trusts set up for the benefit of any of the persons listed on Exhibit A hereto (provided that such Affiliates, Family Members or trusts are identified to the company in writing at its principal executive office as a person included in the definition of the Mosing Family; provided further that any person may, by written notice to the company, irrevocably waive its rights to be included as a member of the Mosing Family), for the purpose of these articles of association represented by (a) Donald Keith Mosing or (b) such other person as shall be agreed upon in writing by the members of the Mosing Family that own an aggregate of at least sixty-six and two/third percent (66 2/3%) of the entire interest of the Mosing Family in the company, whereby prior to exercising any rights awarded to the Mosing Family under these articles of association such representative shall deliver to the company a certificate stating the members of the Mosing Family and the number of shares held by them;

l.	subsidiary:

•

a legal entity in respect whereof the company or any of its subsidiaries have, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting;

•

a legal entity of which the company or any of its subsidiaries are members or shareholders, and in respect of which the company or any of its subsidiaries have, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

•	a partnership acting in its own name, for the liabilities of which the company or one or more subsidiaries is, as a partner, fully liable to creditors;

m.	stock market: regulated market or multilateral trading facility, as referred to in article 1:1 of the Dutch Financial Supervision Act (Wet Financieel Toezicht) or a system comparable to a regulated market or multilateral trading facility in a state not being a member state of the European Economic Area.

CHAPTER II

Name. Corporate seat. Objects

Article 2. Name and corporate seat

2.1	The name of the company is Frank’s International N.V.

2.2	The company has its corporate seat in Amsterdam.

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Article 3. Objects

The objects of the company are:

a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

c.	to acquire, dispose of, manage and exploit real and personal property, including patents, marks, licenses, permits and other industrial property rights;

d.	to borrow and/or lend monies, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others (including through the issuance of bonds, promissory notes or other securities in the widest sense of the word);

e.	to grant security over the assets of the company and its subsidiaries;

f.	to carry out all sorts of industrial, financial and commercial activities, including the manufacturing, import, export, purchase, sale, distribution and marketing of products and raw materials;

g	to act as a holding company;

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

CHAPTER III

Capital and shares. Register of shareholders

Article 4. Authorized capital

4.1	The authorized capital amounts to two million four hundred thousand euro (EUR 2,400,000) and is divided into one hundred eighty million (180,000,000) shares of common stock (“Common Shares”), each with a nominal value of one eurocent (EUR 0.01), and sixty million (60,000,000) shares of Series A convertible preferred stock (the “Convertible Preferred Shares”), each with a nominal value of one eurocent (EUR 0.01).

Upon a conversion of Convertible Preferred Shares into Common Shares in accordance with article 5, the number of Convertible Preferred Shares of the authorized capital will be decreased and the number of Common Shares of the authorized capital will be increased, equal to the number of Convertible Preferred Shares that are converted into Common Shares.

4.2	Wherever the term “shares” or “shareholders” is used in these articles of association, this shall be construed to mean both Common Shares and Convertible Preferred Shares or the holders of Common Shares and the holders of Convertible Preferred Shares respectively, unless the contrary has been stipulated in so many words.

4.3	The company shall not cooperate to the issue of depositary receipts.

4.4	All shares shall be in registered form. No share certificates shall be issued. The shares are non-divisible.

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4.5	The Common Shares shall be numbered consecutively from 1 onwards and the Convertible Preferred Shares shall be numbered consecutively from A-1 onwards.

4.6	For each class of shares a share premium reserve can be maintained to the extent that share premium has been paid to the class of shares concerned. Each reserve shall mention the amount that has been paid as share premium on the relevant class of shares.

The general meeting shall be able to decide to discontinue and distribute a share premium reserve for the benefit of the holders of a particular class of shares, in whole or in part, provided that this is proposed by the meeting of holders of the relevant class of shares. Such a distribution shall be made to the shareholders of the relevant class of shares in proportion to the aggregate nominal value of their shares of that class.

Article 5. Quality Requirement. Conversion of Convertible Preferred Shares

5.1	A holder of Convertible Preferred Shares must, for each such share he holds, simultaneously hold one MH CV Portion (this requirement hereinafter referred to as the “Quality Requirement”).

Any purported transfer in violation of the provisions of this article 5 paragraph 1 shall be null and void and any purported transferee shall accordingly have no rights in respect of these articles of association or the Convertible Preferred Shares.

5.2	Each holder of Convertible Preferred Shares shall be entitled at any time and from time to time, upon the terms and subject to the conditions hereof, to convert Convertible Preferred Shares into Common Shares (a “Conversion”); provided that any such Conversion is for a minimum of the lesser of one thousand (1,000) Convertible Preferred Shares or all of the Convertible Preferred Shares held by such holder, or such lesser amount as the company determines to be acceptable in its sole discretion. Upon the written election of a holder of Convertible Preferred Shares to effect a Conversion, the relevant number of Convertible Preferred Shares shall be converted into an equal number of Common Shares; provided, however, that the Conversion shall only be effective upon the transfer of a MH CV Portion for each such Convertible Preferred Share by the holder to the company. Upon Conversion, the holder shall be entitled to receive an amount in cash equal to the nominal value of each Convertible Preferred Share, increased by any accrued but unpaid dividend.

The board of managing directors shall register any Conversion in the register of shareholders, stating the effective date. Furthermore, the board of managing directors shall without delay report any conversion, in any case within eight (8) days after the date of the Conversion, to the office of the Trade Register.

Upon a Conversion, a pro rata part of the share premium reserve maintained for the Convertible Preferred Shares shall be transferred to the share premium reserve maintained for the Common Shares.

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5.3	The Conversion right of a holder of Convertible Preferred Shares shall be exercised by the holder (the “Converting Holder”) by written notice, in the form attached hereto as Exhibit B (the “Conversion Notice”), to the company at its principal executive office, that the Converting Holder elects to convert all or a portion of its Convertible Preferred Shares. Such Conversion Notice shall be duly executed by such Converting Holder or such Converting Holder’s duly authorized representative. As promptly as practicable following any Conversion, the company shall deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Common Shares or, if there is no then-acting registrar and transfer agent of the Common Shares, at the principal executive office of the company, a notice confirming the number of Common Shares registered in the name of the Converting Holder pursuant to the relevant Conversion. To the extent the Common Shares are settled through the facilities of The Depository Trust Company, the company will, upon the written instruction of the Converting Holder, use its reasonable best efforts to cause the registration of the Common Shares deliverable to such Converting Holder through the facilities of The Depository Trust Company, in the account of the participant of The Depository Trust Company designated by such Converting Holder.

5.4	If MH (or its successor or permitted transferee) shall retire as a partner of FICV, including retirement pursuant to Article 8 of the limited partnership agreement of FICV, then all Convertible Preferred Shares held by MH (or its successor or permitted transferee) shall automatically convert (without the need to deliver a Conversion Notice) into Common Shares in the manner provided in this article, and MH (or its successor or permitted transferee) shall be required to deliver the requisite number of MH CV Portions to the company to effectuate such Conversion.

5.5

If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Shares are converted or changed into another security, securities or other property, then upon any subsequent Conversion, each Converting Holder shall be entitled to receive the amount of such security, securities or other property that such Converting Holder would have received if such Conversion had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the

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Common Shares are converted or changed into another security, securities or other property, this article 5 paragraph 5 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

5.6	The company and each Converting Holder shall bear their own expenses in connection with any Conversion.

5.7	For the avoidance of doubt, and notwithstanding anything to the contrary herein, a holder of Convertible Preferred Shares shall not be entitled to effect a Conversion to the extent the company determines that such Conversion (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the United States Securities Act of 1933, as amended (the “Securities Act”)) or (ii) would not be permitted under any other agreements with the company or its subsidiaries, to which such holder may be party or any written policies of the company related to unlawful or improper trading (including, without limitation, the policies of the company relating to insider trading).

5.8	To the extent that a registration statement under the Securities Act is effective and available for Common Shares to be delivered with respect to any Conversion, Common Shares that have been registered under the Securities Act shall be delivered in respect of such Conversion. In the event that any Conversion in accordance with this article 5 is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Converting Holder, the company shall use commercially reasonable efforts to promptly facilitate such Conversion pursuant to any reasonably available exemption from such registration requirements. The company shall use commercially reasonable efforts to list the Common Shares required to be delivered upon Conversion prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Common Shares may be listed or traded at the time of such delivery.

Article 6. Register of shareholders

A shareholders register will be kept at the office of the company in accordance with applicable law; provided that the preceding shall not apply to the part of the register kept outside The Netherlands in order to comply with the laws applicable there or by virtue of any stock exchange requirements.

CHAPTER IV

Issue of shares. Repurchase of shares. Capital reduction

Article 7. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights

7.1	The Company may issue shares up to the entire authorized share capital pursuant to a resolution of the board of managing directors, which resolution shall require the prior approval from the board of supervisory directors.

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7.2	The designation as set out in paragraph 1 of this article 7 shall be valid for a period of five years starting on August thirteen, two thousand and thirteen and ending on August thirteen, two thousand and eighteen (unless such period is extended in accordance with this article 7 paragraph 3). This designation also includes the authority to restrict or exclude pre-emptive rights upon an issue of shares.

7.3	The designation as set out in this article 7 paragraph 1, with or without the authority to restrict or exclude pre-emptive rights, may be extended by a resolution of the general meeting, each time for a period not exceeding five years. If the designation is extended, the number of shares which may be issued shall be determined at the same time. Unless laid down otherwise in the designation, it may not be withdrawn.

7.4	If the designation as set out in this article 7 paragraph 1 ends, the general meeting shall be competent to issue shares unless another body is designated for this purpose by the general meeting. The resolution of the general meeting to issue shares or to designate another body, including or excluding the assignment of the authority to exclude or limit the pre-emptive rights, other than as set out in this article 7 paragraph 1, will only be taken on the proposal of the board of managing directors, which proposal will have been approved by the board of supervisory directors. Any designation shall also determine the number of shares which may be issued and will have a duration of no more than five years.

7.5	The provisions of paragraph 1 up to and including paragraph 4 of this article shall apply accordingly to the granting of rights to subscribe to shares, but does not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.

7.6	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined.

7.7	Subject to this article 7 paragraph 9, each holder of Common Shares shall, with respect to an issue of Common Shares, have a pre-emptive right with respect to any further share issue in proportion to the aggregate amount of his Common Shares, except if shares are issued for a non-cash consideration, shares are issued as a result of a legal merger or legal split-off or if shares are issued to employees of the company or of a group company.

7.8	Pre-emptive rights, if applicable, may be exercised within at least two weeks after the notification was sent to the shareholders.

7.9

If the general meeting is competent to issue shares, it may also restrict or exclude pre-emptive rights. If pre-emptive rights are restricted or excluded by a resolution of the general meeting, the reasons for such proposal and the issue price of the shares must be given in writing in the proposal thereto. Pre-emptive rights may also be excluded or restricted by the body authorized to issue shares if such corporate body is also authorized by the relevant

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resolution of the general meeting for a fixed period, not exceeding five years, to restrict or exclude the pre-emptive rights. Upon termination of the authority of the corporate body to issue shares, its authority to restrict or exclude pre-emptive rights shall also terminate.

7.10	A resolution of the general meeting to restrict or exclude pre-emptive rights or to authorize another corporate body for that purpose shall require a majority of at least two-thirds of the votes cast if less than one-half of the issued capital is represented at the general meeting.

7.11	If, on the issue of shares, an announcement is made as to the amount to be issued and only a lesser amount can be placed, such lower amount shall be placed only if the conditions of issue explicitly provide therefore.

7.12	At the granting of rights to subscribe to shares, the shareholders shall have a pre-emptive right. The provisions of the previous paragraphs of this article shall apply accordingly at the granting of rights to subscribe to shares.

Shareholders shall have no pre-emptive rights in respect to shares issued to a person who exercises a right to acquire shares granted to him at an earlier date.

Article 8. Payment for shares. Payment in cash. Non-cash Contribution

8.1	Upon the issue of a share, the nominal value must be fully paid up, and, in addition, if the share is subscribed at a higher amount, the difference between such amounts. It may be stipulated that a part, not exceeding three quarters of the nominal value needs only be paid after such part is called up by the company.

8.2	Persons who are professionally engaged in the placing of shares for their own account may be permitted, by agreement, to pay less than the nominal value for the shares subscribed by them, provided that no less than ninety-four percent of such amount is paid in cash not later than on the subscription for the shares.

8.3	Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the company’s approval, and furthermore in accordance with the relevant statutory provisions.

8.4	The board of managing directors, with the approval from the board of supervisory directors, may agree to a payment for shares other than in cash.

A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:94b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than six months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The managing directors shall sign the description; if the signature of any of them is lacking, this fact shall be recorded and the reasons therefor so noted.

8.5	An auditor as mentioned in article 2:393 paragraph 1 of the Netherlands Civil Code shall issue a statement on the description of the contribution to be made.

8.6	The provisions set out in this article relating to the description and auditor’s report shall not apply to the cases referred to in article 2:94b paragraphs 3, 6 and 8 of the Netherlands Civil Code.

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Article 9. Repurchase of shares

9.1	The company may not subscribe for its own shares upon the issue thereof.

9.2	Any acquisition by the company of shares in its capital which are not fully paid up, is null and void.

Any acquisition by the company of fully paid up shares in its capital, in violation of paragraph 3 of this article is null and void.

The term shares in this paragraph and paragraphs 3 up and including 5 of this article shall include depositary receipts.

9.3	The company may only acquire its own fully paid-up shares without consideration, or:

a.	if the equity decreased by the acquisition price is not less than the paid and called up part of the capital increased with the reserves which must be maintained by law or the articles of association; and

b.	the nominal amount of the shares in the company’s capital to be acquired, already held or held in pledge by the company and its subsidiaries collectively, does not exceed half of the company’s issued capital.

The company may only acquire its own fully paid-up shares with consideration if and insofar the general meeting has authorized the board of managing directors in that respect. Such authorization shall be valid for a period of no longer than eighteen months. In the authorization, the general meeting shall state the number of shares that may be acquired, how the shares may be acquired and the limits within which the price of the shares must be set. No authorization shall be required in case the company acquires shares in its capital, which are officially listed on a stock market, for the purpose of transferring such shares to employees of the company or of a group company, under a scheme applicable to such employees.

9.4	Decisive for the validity of the acquisition shall be the value of the company’s equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the company’s capital, the amount of the loans as meant in article 2:98c paragraph 2 of the Netherlands Civil Code and any distributions to others out of profits or reserves which became payable by the company and its subsidiaries after the date of the balance sheet.

If more than six months have lapsed since the expiration of a financial year without adoption of the annual accounts, an acquisition in accordance with the provisions in paragraph 3 shall not be permitted.

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9.5	The provisions of paragraphs 2 up to and including 4 of this article do not apply to shares acquired by the company under universal succession of title (‘onder algemene titel’), without prejudice of the provisions in article 2:98a paragraph 3 and paragraph 4 of the Netherlands Civil Code.

9.6	The company may not with a view to any other party subscribing to or acquiring the company’s shares or depositary receipts, grant loans, provide security or any price guarantee, act as surety in any other manner, or bind itself jointly and severally or otherwise in addition to or on behalf of others. This prohibition shall also apply to its subsidiaries.

This prohibition shall not apply if shares or depositary receipts are subscribed for or acquired by employees of the company or a group company.

9.7	The company and its subsidiaries may not grant loans with a view to subscribing for its own shares or any other party acquiring shares in the capital of the company or depositary receipts, unless the board of managing directors passes a resolution and the conditions of article 2:98c paragraphs 2 up to and including 7 of the Netherlands Civil Code are fulfilled.

9.8	Shares or depositary receipts in the company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts for their own account only insofar as the company is permitted to acquire its own shares or depositary receipts pursuant to paragraphs 2 up to and including 5 of this article.

9.9	Disposal of any shares in its own capital or depositary receipts held by the company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

9.10	The company may not cast votes in respect of shares in its own capital held by the company or such shares on which the company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of shares in its own capital held by the company if the right has been created by the company. No votes may be cast in respect of the shares whereof depositary receipts are held by the company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any subsidiary or in respect of which any subsidiary owns a right of usufruct or pledge.

9.11	When determining to what extent the company’s capital is represented, or whether a majority represents a certain part of the capital, the capital shall be reduced by the amount of the shares for which no votes can be cast.

Article 10. Capital reduction

10.1	Upon a proposal of the board of managing directors, which proposal shall be approved by the board of supervisory directors, the general meeting may resolve to reduce the issued capital of the company by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.

10.2	The relevant statutory provisions shall apply to the above mentioned resolution and the execution thereof.

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CHAPTER V

Transfer of shares. Usufruct. Pledge

Article 11. Transfer of shares

The transfer of a share or any restricted rights thereon must be effected in accordance with applicable law.

Article 12. Usufruct

12.1	A shareholder may freely create a right of usufruct on one or more of his shares.

12.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

12.3	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct.

12.4	The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. The usufructuary without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the usufruct.

12.5	Any rights arising from the share to acquire other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.

Article 13. Pledge

13.1	A shareholder may create a right of pledge on one or more of his shares.

13.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

13.3	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge.

13.4	The shareholder without voting rights and the pledgee with voting rights shall have the rights conferred by law upon holders of depositary receipt issued with the cooperation of the company. Pledgees without voting rights shall also have such rights unless these are withheld from him upon the creation or transfer of the pledge.

Article 14. Acknowledgement pledge

14.1	A pledge may also be created without acknowledgement by or service on the company. In that case article 3:239 of the Netherlands Civil Code shall apply accordingly, whereby the acknowledgement by or service on the company shall take the place of the notification referred to in paragraph 3 of that article.

14.2	If a pledge is created without acknowledgement by or service on the company, the rights pursuant to the provisions of article 13 shall vest in the pledgee only after the pledge has been acknowledged by or has been served on the company.

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CHAPTER VI

Board of managing directors

Article 15. Board of managing directors

15.1	The board of managing directors shall be in charge of managing the company, subject to the restrictions set forth in these articles of association. When performing their duties, the managing directors shall be guided by the interests of the company and its affiliated business.

15.2	The board of managing directors shall consist of one or more managing directors. The general meeting shall determine the number of managing directors, upon the proposal of the board of supervisory directors.

15.3	The managing directors shall be appointed by the general meeting, on a recommendation made by the board of supervisory directors. A resolution by the general meeting to appoint a managing director may be passed by a simple majority of the votes cast.

15.4	The general meeting shall be free to appoint a managing director if the board of supervisory directors fails to make a recommendation within three months of the position becoming vacant.

15.5	A recommendation submitted on time shall be binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

15.6	The legal relationship between a managing director and the company does not constitute an employment contract.

Article 16. Suspension and dismissal

16.1	The general meeting shall at all times have the power to suspend or dismiss each managing director. A resolution to suspend or dismiss a managing director may be passed by a simple majority of the votes cast.

16.2	Each managing director may at all times be suspended by the board of supervisory directors. The suspension may at all times be canceled by the general meeting.

16.3	Any such suspension may be extended several times but the total term of the suspension may not exceed three months. The suspension shall expire on lapse of this period if no resolution has been adopted either to lift the suspension or to dismiss the managing director.

16.4	If the general meeting has suspended a director in conformity with paragraph 1, the general meeting shall within three months of the date on which suspension has taken effect resolve either to dismiss such managing director, or to terminate or continue the suspension, failing which the suspension shall lapse.

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A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

If within the period of continued suspension the general meeting has not resolved either to dismiss the managing director concerned or to terminate the suspension, the suspension shall lapse.

A managing director who has been suspended shall be given the opportunity to account for his actions at the general meeting.

Article 17. Board compensation

17.1	The general policy with regard to the compensation of the board of managing directors shall be determined by the general meeting, upon a proposal of the board of supervisory directors. The compensation policy shall, at a minimum, address the items set out in articles 2:383c up to and including 2:383e of the Netherlands Civil Code, to the extent that these relate to the board of managing directors. The compensation policy shall be presented in writing to the works council, if any, for information purposes at the same time as it is submitted to the general meeting.

17.2	The compensation of managing directors shall be set, with due regard for the compensation policy, by the board of supervisory directors. With regard to arrangements concerning compensation in the form of shares or share options, the board of supervisory directors shall submit a proposal to the general meeting for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the board of managing directors and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

Article 18. Decision-making. Division of duties

18.1	The board of managing directors shall meet as often as a managing director may deem necessary.

18.2	In the meeting of the board of managing directors, each managing director has a right to cast one vote. All resolutions by the board of managing directors shall be adopted by a simple majority of the votes cast. In the event the votes are equally divided, none of the managing directors has a decisive vote.

18.3	A managing director may grant another managing director a written proxy to represent him at the meeting.

18.4	The board of managing directors may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all managing directors have expressed themselves in favor of the proposal.

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18.5	The board of managing directors may adopt rules and regulations governing its decision-making process.

18.6	The board of managing directors may make a division of duties, specifying the individual duties of every managing director. Such division of duties shall require the approval of the board of supervisory directors.

18.7	A managing director shall not participate in the deliberations and the decision making process if he has a direct or indirect personal interest which is in conflict with the interest as meant in article 15. If as a result hereof no resolution of the board of managing directors can be adopted, the resolution shall be adopted by the board of supervisory directors.

Article 19. Representative authority

19.1	The board of managing directors shall represent the company. The authority to represent the company shall also be vested in every managing director individually.

19.2	The board of managing directors may appoint officers and grant them a general or special power of attorney. Their title shall be determined by the board of managing directors. Titles may include Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Secretary. Each officer shall represent the company within the bounds of his authorization. The appointment of officers shall require the prior approval of the board of supervisory directors.

Article 20. Approval of board resolutions

20.1	The board of managing directors shall require the approval of the general meeting for resolutions of the board of managing directors with regard to an important change in the identity or character of the company or its business, including in any case:

a.	the transfer of the business of the company or almost the entire business of the company to a third party;

b.	the entering into or termination of any long-term co-operation of the company or any subsidiary of the company with another legal entity or company or as a fully liable partner in a limited or general partnership, if such co-operation or termination is of far-reaching significance for the company;

c.	the acquisition or disposal by the company or by a subsidiary of the company of a participation in the capital of another company with a value of at least one third of the amount of the assets according to the balance sheet with explanatory notes, or in case the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes, forming part of the most recently adopted annual accounts of the company.

20.2	The absence of approval as meant in this article does not affect the representative authority of the board of managing directors or the managing directors.

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Article 21. Absence or inability to act

If a managing director is absent or unable to act, the remaining managing director(s) shall be temporarily charged with the management of the company. If the sole managing director is or all managing directors are absent or unable to act, a person appointed by the board of supervisory directors shall be temporarily charged with the management of the company. Such person appointed by the board of supervisory directors shall duly observe these articles of association and the rules of the board of managing directors.

CHAPTER VII

Board of supervisory directors

Article 22. Number of members

The company shall have a board of supervisory directors, consisting of a minimum of one (1) supervisory director and a maximum of nine (9) supervisory directors. The general meeting shall determine the number of supervisory directors, upon the proposal of the board of supervisory directors.

Article 23. Appointment

23.1	The supervisory directors shall be appointed by the general meeting. Until such time as the Mosing Family no longer beneficially owns at least the percentage of all issued and outstanding shares in the company set forth below, it will have the right to make a binding recommendation for the appointment of up to the number of supervisory directors as set forth below:

•	if the Mosing Family holds at least fifty percent (50%), it shall have the right to bindingly recommend five (5) supervisory directors;

•	if the Mosing Family holds at least forty percent (40%), it shall have the right to bindingly recommend four (4) supervisory directors;

•	if the Mosing Family holds at least thirty percent (30%), it shall have the right to bindingly recommend three (3) supervisory directors;

•	if the Mosing Family holds at least twenty percent (20%), it shall have the right to bindingly recommend two (2) supervisory directors; and

•	if the Mosing Family holds at least ten percent (10%), it shall have the right to bindingly recommend one (1) supervisory directors.

The remaining supervisory directors, if any (including any supervisory directors for which the Mosing Family does not exercise its recommendation right), shall be appointed on a recommendation made by the board of supervisory directors. A resolution by the general meeting to appoint a supervisory director may be passed by a simple majority of the votes cast.

23.2	The general meeting shall be free to appoint a supervisory director if no recommendation in accordance with paragraph 1 of this article is made within three months of the position becoming vacant.

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23.3	A recommendation submitted on time shall be binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

23.4	The supervisory directors shall be appointed for an indefinite period of time unless the general meeting has expressly appointed the supervisory director for a defined period of time.

23.5	The board of supervisory directors shall appoint a supervisory director from their midst as chairman of the board of supervisory directors.

Article 24. Suspension and dismissal.

A supervisory director can at any time be suspended and dismissed by the general meeting.

Article 25. Remuneration

The general meeting may grant a remuneration to the supervisory directors.

Article 26. Duties and powers

26.1	The duty of the board of supervisory directors shall be to supervise the policies of the board of managing directors and the general course of affairs of the company and its affiliated business.

It shall give advice to the board of managing directors. When performing their duties, the supervisory directors shall be guided by the interests of the company and its affiliated business.

26.2	The board of supervisory directors may make a division of duties, specifying the individual duties of every supervisory director.

26.3	The board of supervisory directors has an audit committee. The board of supervisory directors may establish any other committee as the board of supervisory directors shall decide. The board of supervisory directors shall draw up charters governing a committee’s internal affairs.

26.4	The board of managing directors shall timely provide the board of supervisory directors with any such information as may be necessary for the board of supervisory directors to perform its duties. At least once a year the board of managing directors shall inform the board of supervisory directors in writing of the main lines of the company’s strategic policy, the general and financial risks and the management and control system.

26.5	The board of supervisory directors shall have access to the buildings and grounds of the company and be authorized to inspect the books, records and other carriers of data of the company.

The board of supervisory directors may appoint one or more persons from their midst or any expert to exercise such powers. The board of supervisory directors may also seek assistance of experts in other cases.

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Article 27. Decision-making

27.1	The board of supervisory directors shall meet as often as a supervisory director or the board of managing directors may deem necessary.

27.2	In the meeting of the board of supervisory directors each supervisory director has a right to cast one vote. All resolutions by the board of supervisory directors shall be adopted by an simple majority of the votes cast. In the event the votes are equally divided, the chairman shall have a decisive vote.

27.3	A supervisory director may grant another supervisory director a written proxy to represent him at the meeting.

27.4	The board of supervisory directors may pass resolutions outside a meeting, provided that the resolution is adopted in writing and all supervisory directors have expressed themselves in favor of the proposal.

27.5	The board of supervisory directors may adopt rules and regulations governing its decision-making process.

27.6	The board of supervisory directors shall have a meeting with the board of managing directors as often as the board of supervisory directors or the board of managing directors deems necessary.

27.7	A supervisory director shall not participate in the deliberations and the decision making process if he has a direct or indirect personal interest which is in conflict with the interest as meant in article 26 paragraph 1. If as a result hereof no resolution of the board of supervisory directors can be adopted, the resolution shall be adopted by the general meeting.

CHAPTER VIII

Annual accounts. Profits

Article 28. Financial year. Drawing up the annual accounts

28.1	The company’s financial year shall correspond with the calendar year.

28.2	Within five months of the end of the company’s financial year, the board of managing directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

28.3	The annual accounts shall be signed by all the managing and supervisory directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

28.4	The board of supervisory directors may submit to the general meeting a preliminary advice on the annual accounts.

Article 29. Auditor

29.1	The company shall commission an auditor to examine the annual accounts.

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29.2	The general meeting shall be authorized to grant such commission. If the general meeting fails to do so, the board of supervisory directors shall be authorized to act instead, or if the board of supervisory directors fails to do so, the board of managing directors. The commission may at any time be withdrawn by the general meeting and the one who granted the commission; the commission granted by the board of managing directors may also be withdrawn by the board of supervisory directors.

29.3	The auditor shall report its findings to the board of managing directors and the board of supervisory directors.

29.4	The auditor shall record its findings in a report commenting on the true and fair nature of the annual accounts.

29.5	The auditor may be questioned by the general meeting in relation to his statement on the fairness of the annual accounts. The auditor shall therefore attend and be entitled to address this meeting.

Article 30. Presentation to the shareholders. Availability. Adoption

30.1	The annual accounts shall be deposited at the company’s office for inspection by the shareholders and holders of depositary receipt issued with the cooperation of the company, within the period of time specified in article 28 paragraph 2. The board of managing directors shall also submit the annual report within the same term.

30.2	The company shall ensure that the annual accounts, the annual report, the preliminary advice of the board of supervisory directors, if any, and the additional data to be added pursuant to article 2:392 paragraph 1 of the Netherlands Civil Code shall be available at its office from the day notice is sent out for the general meeting at which these documents will be handled. Shareholders and holders of depositary receipt issued with the cooperation of the company may inspect these documents at the company’s office and may obtain a complimentary copy thereof.

30.3	If the company has bearer debt instruments outstanding, the documents, insofar as the same must be published after adoption, may also be inspected by any third party who may obtain a copy thereof at no more than cost. This right shall lapse as soon as the said documents have been deposited with the trade register.

30.4	The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the general meeting has not been able to examine the auditor’s report referred to in article 29 paragraph 4, unless under the additional data as mentioned in paragraph 2 of this article, a lawful ground has been stated for the absence of the auditor’s report.

30.5	The provisions set out in these articles of association regarding the annual report and the additional data to be added under article 2:392 paragraph 1 of the Netherlands Civil Code shall not apply if the company is a member of a group and article 2:396 paragraph 6, first sentence or article 2:403 of the Netherlands Civil Code applies to the company.

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Article 31. Publication

The company shall publish its annual accounts, if required, in accordance with applicable law.

Article 32. Profits

32.1	Out of the profits earned in the past financial year, first, if possible, an amount shall be paid to the holders of the Convertible Preference Shares at a rate of twenty-five hundredth per cent (0.25%) of the nominal value of those shares. If the Convertible Preference Shares were not issued throughout the year on the basis of which the dividend is calculated, then the dividend shall be calculated on the basis of that period of the year during which the Convertible Preference Shares were issued. If the profits do not permit a dividend payment as contemplated in this paragraph, the unpaid portion of the dividend shall be paid out of the profits of the next financial year(s).

32.2	The board of managing directors, subject to the approval of the board of supervisory directors, shall determine which portion of the profits remaining after application of paragraph 1, shall be reserved. The profit remaining after application of the previous sentence, if any, shall be at the disposal of the general meeting, albeit that no further dividends shall be paid on the Convertible Preference Shares. The general meeting may only resolve to partially or totally reserve such remaining profit, upon a proposal of the board of managing directors, which proposal shall be approved by the board of supervisory directors.

32.3	The company can only make distributions to the extent its equity exceeds the paid and called up part of the capital increased with the reserves, which must be maintained pursuant to the law.

32.4	Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

32.5	Upon a proposal of the board of managing directors, which proposal shall be approved by the board of supervisory directors, the general meeting may resolve to pay interim dividends, if the requirement of paragraph 3 of this article has been met as evidenced by an interim statement of assets and liabilities.

Such interim statement shall relate to the condition of such assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published.

It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved by law shall be included in such statement of assets and liabilities. The interim statement of assets and liabilities shall be signed by the managing directors, if the signature of one of them is missing, this fact and the reason for such omission shall be stated.

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The company shall deposit the statement of assets and liabilities with the trade register within eight days after the day on which the resolution to distribute is published.

32.6	Upon a proposal of the board of managing directors, the general meeting may, with due observance of the provisions of paragraph 3 and 5, resolve to make distributions out of a reserve which need not be kept by law.

32.7	Upon a proposal of the board of managing directors, the general meeting may, with due observance of the provisions of paragraph 3 and 5, resolve to pay, wholly or partly, dividends other than in cash.

32.8	For the calculation of the amount to be distributed on the shares, the shares held by the company in its own capital shall not be taken into account. For the calculation of the amount to be distributed on each share, only the amount of the mandatory payments on the nominal value of the shares shall be taken into account. The foregoing may be deviated from with the consent of all shareholders.

32.9	A claim of a shareholder to receive a distribution expires after five years.

CHAPTER IX

General meetings

Article 33. Annual general meeting

33.1	Within six months of the end of the company’s financial year, the annual general meeting shall be held.

33.2	The agenda of that meeting shall, among other matters, contain the items required by applicable law and such other proposals raised for consideration by the board of supervisory directors or the board of managing directors.

Article 34. Extraordinary general meetings

Without prejudice to the provisions of article 33 paragraph 1 and the law, general meetings shall be held as often as the board of managing directors, the board of supervisory directors, or shareholders and holders of depositary receipt issued with the cooperation of the company together representing at least one-tenth of the issued capital, hereinafter referred to as the “requesting shareholders”, deem necessary, and as required by applicable law.

Article 35. Convocation. Agenda

35.1	General meetings shall be called by the board of managing directors, the board of supervisory directors or by the requesting shareholders. The requesting shareholders are only authorized to call the general meeting themselves if it is evidenced that the requesting shareholders have requested the board of managing directors to call a general meeting in writing, exactly stating the matters to be discussed, and the board of managing directors has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The requirement of a written request is also met if the request is recorded electronically.

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If the requesting shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the board of managing directors to call the general meeting.

35.2	Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

35.3	The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this article.

35.4	The agenda shall contain such business as may be placed thereon by the board of managing directors. An item, of which the discussion has been requested in writing by one or more holders of shares, representing solely or jointly at least three-hundredth of the issued capital, shall be included in the convocation notice or announced in an equal manner, provided that the company has received the request, including the reasons for the request, or the proposal for a resolution, at least sixty days before the date of the meeting. The general meeting shall not adopt resolutions on matters other than those that have been placed on the agenda.

35.5	All convocations for the general meetings and all notifications to shareholders and holders of depositary receipt issued with the cooperation of the company shall be given in the manner required by applicable law

Article 36. Place of the meetings

General meetings shall be held in the Netherlands, in the municipality of Amsterdam, or in the municipality of Haarlemmermeer (Schiphol). In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented. The convening notice shall state the place where the general meeting shall be held.

Article 37. Imperfect convocation general meeting

37.1	Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

37.2	If the period for convocation mentioned in article 35 paragraph 2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

Article 38. General meeting chairman

38.1	The general meetings shall be chaired by the chairman of the board of supervisory directors or by another supervisory director appointed for that purpose by the board of supervisory directors.

38.2	If no chairman for a meeting has been appointed in accordance with paragraph 1, the meeting shall appoint its chairman itself.

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Article 39. Minutes

39.1	Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.

39.2	The chairman, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the general meeting. This report must be co-signed by the chairman.

Article 40. Rights exercisable during a meeting. Admission

40.1	Every person entitled to vote and every usufructuary and pledgee having voting rights shall be authorized to attend the general meeting, address the meeting and exercise their voting rights.

40.2	If the voting rights attached to a share are vested in the usufructuary or pledgee instead of the shareholder, also the shareholder shall be authorized to attend the general meeting and to address the meeting.

40.3	Furthermore, holders of depositary receipt issued with the cooperation of the company shall be authorized to attend and address the general meeting.

40.4	Every share shall give the right to cast one vote.

40.5	Every person entitled to vote or his representative must sign the attendance list.

40.6	The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met in case the power of attorney has been recorded electronically.

40.7	The supervisory directors and the managing directors shall have an advisory vote at the general meeting.

40.8	The auditor as meant in article 29 paragraph 1 shall be authorized to attend the general meeting held to adopt the annual accounts and to address the meeting.

40.9	Admission to the general meeting of persons other than those referred to in this article shall be decided upon by the chairman of the general meeting.

40.10	The board of managing directors is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, to directly take note of the discussions at the meeting and to exercise the voting rights.

40.11	Votes that have been cast through an electronic communication method prior to the general meeting, but not earlier than the ultimate date of registration, will be treated equally to votes cast at the time of the meeting.

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Article 41. Decision making. General meeting

41.1	Resolutions shall be passed by a simple majority of the votes cast, unless the law or the articles of association prescribe a greater majority.

41.2	If no simple majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

If, again, no one has gained a simple majority of the votes, new votes shall be held until either one person has gained a simple majority or, if the vote was between two persons, the votes are equally divided.

Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes.

If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote.

If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

41.3	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

41.4	All votings shall take place orally unless the chairman decides or any person entitled to vote requests a voting in writing.

41.5	Abstentions and invalid votes shall be deemed not to have been cast.

41.6	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

41.7	The chairman’s view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman’s view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

Article 42. Resolutions passed outside a meeting

The shareholders may not pass resolutions in writing, rather than at a general meeting.

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CHAPTER X

Amendment to the articles of association. Liquidation

Article 43. Amendment to the articles of association and dissolution

Upon the proposal of the board of managing directors, which proposal shall be approved by the board of supervisory directors, the general meeting may resolve to amend the articles of association or to dissolve the company.

If a proposal to amend the articles of association or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders and holders of depositary receipt issued with the cooperation of the company until the meeting has been held

Article 44. Liquidation

44.1	If the company is dissolved pursuant to a resolution by the general meeting, the managing directors shall be the liquidators of the dissolved company, unless the general meeting appoints other persons to that effect. The board of supervisory directors shall supervise the liquidation.

44.2	The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.

44.3	The surplus remaining after payment of the debts shall be paid to the shareholders in proportion to the aggregate nominal value of the individual shareholdings.

44.4	After the company has ceased to exist, the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.

CHAPTER XI

Indemnification and hold harmless clause

Article 45. Indemnification and hold harmless clause

45.1	To the fullest extent permissible by law, the company shall indemnify and reimburse for, and hold harmless against, each officer and former officer, managing director and former managing director and supervisory director and former supervisory director (and, in the case of an officer or managing director that is not a natural person, its affiliates, shareholders, members, managers, directors, officers, partners, employees and agents) collectively, the “Indemnified Persons”):

a.	any and all liabilities, claims, judgments, fines and penalties (collectively, the “Claims”) incurred by an Indemnified Person as a result of any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each a “Legal Action”) in relation to any act or omission in or related to his or her capacity as Indemnified Person; and

b.	any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by an Indemnified Person in connection with any Legal Action.

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45.2	An Indemnified Person will not be held harmless, indemnified and reimbursed as referred to above in paragraph 1, if and to the extent:

a.	a Dutch court has made a final and binding judgment that the act or omission of the Indemnified Person can be characterized as willful misconduct (opzet), willful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid); and/or

b.	the costs or the loss of the Indemnified Person is covered by insurance and the insurer has compensated him or her for the costs or loss.

45.3	When a Dutch court has made a final and binding judgment that an Indemnified Person has no claim to the indemnification as referred to above in paragraph 1, the Indemnified Person shall immediately repay to the company any amount of indemnification it received from the company. The company can demand surety for the repayment obligation of the concerned party.

45.4	The company shall use all its reasonable endeavors to provide for, and shall bear the cost of, insurance covering Claims against, and Expenses incurred by, the Indemnified Persons in connection with any Legal Action.

45.5	The company may enter into agreements with an Indemnified Person to provide for indemnification consistent with the terms and conditions set forth in this article 45. Unless otherwise agreed by the Indemnified Persons, the company may maintain insurance, at its expense, on its own behalf and on behalf of the Indemnified Persons against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the company would have the power to indemnify such person against such liability under this article 45.

45.6	Expenses incurred by an Indemnified Person in defending a Legal Action shall be paid by the company in advance of such Legal Action’s final disposition upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the company deems appropriate. The indemnification and advancement of expenses set forth in this article 45 shall continue as to an Indemnified Person who has ceased to be a named Indemnified Person and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a person.

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45.7	Persons who are not covered by the foregoing provisions of this article 45 and who are or were partners, employees or agents of the company, or who are or were serving at the request of the company as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the company.

45.8	The provisions of this article 45 shall be deemed to be a contract right between the company and each person who serves in such capacity at any time while this article 45 and the relevant provisions of applicable law are in effect, and any repeal or modification of this article 45 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Legal Action then existing. The indemnification and other rights provided for in this article 45 shall inure to the benefit of the heirs, executors and administrators of any Indemnified Person. Except as provided in this article 45, the company shall indemnify any such person seeking indemnification in connection with a Legal Action initiated by such person only if such Legal Action was authorized by the board of supervisory directors.

45.9	For purposes of this article 45, references to “the company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, managing directors, supervisory directors, officers, employees or agents, so that any Person who is or was a manager, managing director, supervisory director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a managing director, supervisory director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this article 45 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this article 45, references to “other enterprise(s)” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the company” shall include any service as a manager, officer, employee or agent of the company that imposes duties on, or involves services by, such manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

45.10	Anything herein to the contrary notwithstanding, any indemnity by the company relating to the matters covered in this article 45 shall be provided out of and to the extent of company assets only and no shareholder shall have personal liability on account thereof or shall be required to make additional contributions to help satisfy such indemnity of the company

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CHAPTER XII

Transitional provision

Article 46. Transitional provision

It is intended that as soon as possible after the amendment of the articles of association becoming into force, a transaction will be effected pursuant to which, among others, MH will become limited partner in FICV and will acquire Convertible Preferred Shares. Article 5 will only come into force at such time.

The appearing person is known to me, civil law notary.

The identity of the appearing person was established by me, civil law notary, on the basis of the above-mentioned document intended for identification purposes.

WITNESSED THIS DEED, the original of which was drawn up and executed in Amsterdam on the date first written above.

Prior to the execution of this deed, I, civil law notary, informed the appearing person of the substance of the deed and gave the appearing person an explanation thereon, and furthermore pointed out the consequences which will result for the party from the contents of this deed.

Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed.

Immediately after a limited reading, this deed was signed by the appearing person and me, civil law notary.

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EXHIBIT A

Donald Keith Mosing

William Bradford Mosing

Lindsey R. Mosing

Trust u/l/w Janice P. Mosing f/b/o Lindsey R. Mosing

Victoria R. Mosing

Trust u/l/w Janice P. Mosing f/b/o Victoria R. Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o Donald Keith Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o Gregory Stanton Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o William B. Mosing

Melanie Christine Mosing

Derek A. Veverica

Trust u/l/w Janice P. Mosing f/b/o Derek A. Veverica

Christine M. Veverica

Trust u/l/w Janice P. Mosing f/b/o Christine M. Veverica

Melanie C. Mosing

By-Pass Corporate Stock Trust u/l/w Janice P. Mosing f/b/o Melanie C. Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO William Bradford Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO Donald Keith Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO Gregory Stanton Mosing

The 2009 Mosing Family Delaware Dynasty Trust FBO Melanie Christine Mosing

Gregory Stanton Mosing

Michael Frank Mosing

Succession of Clara L. Mosing

The CLM 2009 IDG Trust

Steven Brent Mosing

The Erich & Stephanie Mosing 1994 Trust, Share “A” f/b/o Erich Lloyd Mosing

The Erich & Stephanie Mosing 1994 Trust, Share “B” f/b/o Stephanie Marie Mosing

Erich Lloyd Mosing

Stephanie Marie Mosing

Sharon Mosing Miller

Succession of Timothy Dupre Mosing

Jeffrey Louis Mosing

Kirkland David Mosing

Kendall Garrett Mosing

The DBM 2009 QSST – IDG Trust u/t/a/ December 17, 2009

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The LKM 2009 QSST – IDG Trust u/t/a/ December 17, 2009

Succession of Larry Kirkland Mosing

Lori Mosing Thomas

Donald K. Mosing Family Partnership, Ltd.

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EXHIBIT B

Frank’s International N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

+31 (0)20 52 14 777

Reference is hereby made to the Articles of Association of Frank’s International N.V. (the “Articles”). Capitalized terms used but not defined herein shall have the meanings given to them in the Articles.

The undersigned Converting Holder hereby transfers to the company the number of Convertible Preferred Shares, together with an equal number of MH CV Portions, set forth below to be converted into Common Shares, as set forth in the Articles.

Legal Name of Converting Holder:

Address:

Number of Convertible Preferred Shares to be converted:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Conversion Notice and to perform the undersigned’s obligations hereunder; (ii) this Conversion Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the MH CV Portions subject to this Conversion Notice are being transferred to the company free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the MH CV Portions subject to this Conversion Notice is required to be obtained by the undersigned for the transfer of such MH CV Portions to the company.

The undersigned hereby irrevocably constitutes and appoints any officer or supervisory or management board member of the company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions

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that may be necessary to transfer to the company the MH CV Portions subject to this Conversion Notice and to deliver to the undersigned the Common Shares into which the Convertible Preferred Shares are so converted.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Conversion Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Date: